EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES SALE OF SENIOR LIVING FACILITIES
     DALLAS — December 30, 2005 — Capstead Mortgage Corporation (NYSE: CMO) announced, effective today, it has sold its portfolio of six independent senior living facilities to an affiliate of Brookdale Senior Living Inc. (NYSE: BKD). Brookdale has operated the properties under a net-lease arrangement since Capstead acquired the portfolio in 2002. The transaction was structured as a stock sale of the Capstead entity that holds the ownership interests in the facilities, generating cash proceeds to Capstead of $57.5 million, before expenses. In connection with this sale, Capstead realized a gain in excess of $38 million, which increases book value by over $2.00 per common share. With the utilization of capital loss carryforwards that otherwise would have expired on December 31, 2005, the gain will not be distributed to stockholders as part of Capstead’s 2005 REIT distribution requirements.
     Commenting on the sale, Andrew F. Jacobs, President and Chief Executive Officer said, “We are extremely pleased with the terms of this transaction. By selling the properties at this time, we were able to take advantage of a strong market for real estate of this type and monetize the value inherent in Capstead’s ownership interests in the portfolio, subject to its long-term lease arrangement. Further, a 2005 transaction allows Capstead to retain 100% of the resulting gain through the use of available tax attributes, significantly enhancing the Company’s capital structure by increasing common stockholders’ equity approximately 30%, which represents an improvement in book value per common share to over $8.50.
     “Proceeds from the sale will primarily be invested in our core portfolio of adjustable-rate mortgage (“ARM”) securities as we believe the current environment in the mortgage securities market represents a good opportunity to further increase this portfolio in anticipation of improving financing spreads once short-term interest rates stabilize. We may also invest a portion of this additional capital in other real estate-related investments that can earn attractive returns over the long term for our investors.”
About Capstead
Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income primarily from investing in real estate-related assets on a leveraged basis. These investments currently consist primarily of, but are not limited to, residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its equity in credit-sensitive commercial real estate-related assets, including, but not limited to, mezzanine loans and other junior liens on commercial real estate.

Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new equity capital, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.